As filed with the Securities and Exchange Commission on May 4, 2005

Registration No. 333-

Post-Effective Amendment No. 1 to Registration Statement Nos. 333-112928, 333-107166, 333-63016 and 333-02811

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

and

POST-EFFECTIVE AMENDMENT

UNDER

THE SECURITIES ACT OF 1933

CITIGROUP INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-1568099
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

399 Park Avenue New York, NY	10043
(Address of Principal Executive Offices)	(Zip Code)

Citigroup 1999 Stock Incentive Plan

Citicorp 1997 Stock Incentive Plan

Citigroup Employee Incentive Plan

Travelers Group Capital Accumulation Plan

(Full Title of the Plans)

Michael S. Helfer

General Counsel

Citigroup Inc.

399 Park Avenue

New York, NY 10043

(Name and Address of Agent For Service)

(212) 559-1000

(Telephone Number, Including Area

Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $.01 par value per share(1)	250,000,000 shares	$46.365 (2)	$11,591,250,000	$1,364,290.13 (1)(3)

(1)	Represents Common Stock issuable under the Citigroup 1999 Stock Incentive Plan.
(2)	The registration fee for the securities registered hereby has been calculated pursuant to Rule 457(h) under the Securities Act and is based upon the average high and low sale price of the Common Stock as reported in the consolidated reporting system on April 29, 2005.
(3)	The Registrant previously paid (a) a registration fee of $1,240,773.10 to register 200,000,000 shares of Common Stock for issuance under the Citicorp 1997 Stock Incentive Plan (“Citicorp Plan”) on a Form S-8 Registration Statement (File No. 333-112928), filed on February 18, 2004, (b) a registration fee of $365,465.75 to register 100,000,000 shares of Common Stock for issuance under the Citicorp Plan on a Form S-8 Registration Statement (File No. 333-107166), filed on July 18, 2003, and (c) a registration fee of $625,312.50 to register 53,609,949 shares (as adjusted pursuant to Rule 416) for issuance under the Citigroup Employee Incentive Plan (formerly known as the Travelers Group Employee Incentive Plan) (“EIP”) on a Form S-8 Registration Statement (File No. 333-63016), filed on June 14, 2001. On April 19, 2005, the Citicorp Plan and the EIP were terminated with respect to new awards, though they remain in effect with respect to awards granted until that time. As of the termination date of the Citicorp Plan, all of the 200,000,000 shares registered on Registration Statement No. 333-112928, and 39,850,187 shares of the total shares registered on Registration Statement No. 333-107166, remain unsold, are not subject to outstanding awards, and are therefore being removed from registration. As of the termination date of the EIP, a balance of 4,533,622 shares of the total shares registered on Registration Statement No. 333-63016 (as adjusted pursuant to Rule 416) also remain unsold, are not subject to outstanding awards, and are therefore being removed from registration. Pursuant to Rule 457(p), the total fee balances associated with these unsold shares from Registration Statements Nos. 333-63016 (in the amount of $52,880.68) and 333-107166 (in the amount of $145,638.78), and $1,165,770.67 of the $1,240,773.10 fee associated with the unsold shares previously registered on Registration Statement No. 333-112928, are being offset against the total fee due for this Registration Statement.

EXPLANATORY NOTE

Citigroup Inc. (“Citigroup” or the “Registrant”) hereby files this Registration Statement on Form S-8 relating to 250,000,000 additional shares authorized for issuance under the Citigroup 1999 Stock Incentive Plan (as amended and restated effective April 19, 2005) (the “1999 Plan”), as approved by Citigroup’s stockholders at the Annual Meeting on April 19, 2005. As a result of the approval of the amended 1999 Plan, the Citicorp Plan, the EIP and the Travelers Group Capital Accumulation Plan (the “Travelers Plan”) were terminated with respect to new awards effective April 19, 2005. In accordance therewith, this Registration Statement also constitutes Post-Effective Amendment No.1 to the following Form S-8 Registration Statements (indicated by File No.), to remove from registration the following numbers of shares of Common Stock that remain unsold and that are not subject to awards currently outstanding under the terminated plans: 333-112928 (removing 200,000,000 shares previously registered for issuance under the Citicorp Plan); 333-107166 (removing 39,850,187 shares previously registered for issuance under the Citicorp Plan); 333-63016 (removing 4,533,622 shares previously registered for issuance under the EIP); and 333-02811 (removing 7,556,488 shares previously registered for issuance under the Travelers Plan).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference in this Registration Statement:

(a) The Annual Report on Form 10-K filed by Citigroup Inc. (the “Registrant”) for the fiscal year ended December 31, 2004.

(b) All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), since the end of the fiscal year covered by the annual report referred to in (a) above.

(c) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement filed under the Exchange Act on Form 8-B, dated May 10, 1988, as updated by the description of the Registrant’s Common Stock contained in the Prospectus dated as of March 30, 2001, that forms a part of the Company’s Registration Statement on Form S-3 (File no. 333-57364) filed under the Securities Act of 1933, as amended, and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Gail S. Wilson, General Counsel—Human Resources of the Company, has rendered an opinion to the effect that, under applicable state law, the shares of Common Stock to which this Registration Statement relates will be, when issued in accordance with the terms of the 1999 Stock Incentive Plan (as amended and restated effective April 19, 2005), validly issued, fully paid and non-assessable.

Item 6.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized and ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145. Section Four of Article IV of Citigroup’s By-Laws provides that Citigroup shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

Citigroup also provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article TENTH of Citigroup’s Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index attached hereto.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Citigroup Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 4, 2005.

CITIGROUP INC.
(Registrant)

By	/s/ Sallie L. Krawcheck
Sallie L. Krawcheck
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated on May 4, 2005.

Signatures	Title

/s/ Charles Prince Charles Prince	Chief Executive Officer (Principal Executive Officer) and Director

/s/ Sallie L. Krawcheck Sallie L. Krawcheck	Chief Financial Officer (Principal Financial Officer)

/s/ John C. Gerspach John C. Gerspach	Controller (Principal Accounting Officer)

* C. Michael Armstrong	Director

* Alain J. P. Belda	Director

* George David	Director

* Kenneth T. Derr	Director

* John M. Deutch	Director

* Roberto Hernandez	Director

* Ann Dibble Jordan	Director

* Dudley C. Mecum	Director

* Anne M. Mulcahy	Director

* Richard D. Parsons	Director

* Dr. Judith Rodin	Director

* Robert E. Rubin	Director

* Franklin A. Thomas	Director

* Sanford I. Weill	Director

* Robert B. Willumstad	Director

*By:	/s/ Sallie L. Krawcheck
Sallie L. Krawcheck
Attorney in Fact

EXHIBIT INDEX

Exhibit Number	Description of Document

5	Opinion of Gail S. Wilson, with respect to the legality of the securities being registered

23.1	Consent of Gail S. Wilson (included in the opinion filed as Exhibit 5)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24	Powers of Attorney of the directors of the Registrant.